CERTIFICATE OF FORMATION

OF

TECHNIMOTION, LLC

This Certificate of Formation of Technimotion, LLC is being executed by the undersigned for the purpose of forming a limited liability company pursuant to the Delaware Limited Liability Company Act.

1. The name of the limited liability company (the “Company”) is Technimotion, LLC.
2. The address of the registered office of the Company in the State of Delaware is Corporation Trust Center, 1209 Orange Street, city of Wilmington, county of New Castle, Delaware 19801. The name of the registered agent of the Company at such address is The Corporation Trust Company.
3. The names and addresses of the initial managers of the Company are set forth below:

NAME	ADDRESS
Stephen D. Seidel Martin J. Landon	8023 Vantage Drive San Antonio, Texas 78230 8023 Vantage Drive San Antonio, Texas 78230

IN WITNESS WHEREOF, the undersigned, an authorized person of the Company, has caused this Certificate of Formation to be duly executed this 20th day of December 2010.

William J. McDonough, Authorized Person